EXHIBIT 99.1

Pain Therapeutics Reports Q1 2012 Financial Results

AUSTIN, Texas, May 8, 2012 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the quarter ended March 31, 2012. Net profit for Q1 2012 was $30,000, or $0.00 per share in Q1 2012, as compared to a net loss of $207,000, or $0.00 per share in Q1 2011.

Cash and investments were $95.9 million at March 31, 2012. Net cash usage for the first half of 2012 continues to be expected to be under $5.0 million. The Company has no debt.

Q1 2012 Financial Detail

  Collaboration revenue of $0.2 million in Q1 2012 reflects reimbursement of our development expenses under our strategic alliance with Pfizer.

  Research and development expenses decreased to $1.6 million in Q1 2012 from $2.2 million in Q1 2011, primarily due to reduced headcount. Non-cash stock related compensation costs within research and development expenses decreased to $0.5 million in Q1 2012 from $0.7 million in Q1 2011.

  General and administrative expenses were $1.5 million in both Q1 2012 and Q1 2011. Non-cash stock related compensation costs within general and administrative expenses decreased to $0.4 million in Q1 2012 from $0.6 million in Q1 2011.

About REMOXY

Our lead drug candidate is called REMOXY (oxycodone) Extended-Release Capsules CII. REMOXY is an investigational drug with a unique, controlled release formulation of oxycodone for patients with moderate-to-severe chronic pain. REMOXY is designed to discourage common methods of tampering associated with prescription analgesic misuse and abuse.

On June 24, 2011, we and partner Pfizer, Inc. (NYSE:PFE) announced that a Complete Response Letter was received from the U.S. Food and Drug Administration (FDA) on the resubmission to the new drug application (NDA) for REMOXY. Pfizer is working to evaluate the issues described in the Complete Response Letter and plans to have further discussions with the FDA around them. Pfizer has full control of the development and funding of REMOXY.

In 2005, we entered into a strategic alliance with King Pharmaceuticals, Inc. (King) to develop and commercialize REMOXY. We filed the initial NDA for REMOXY in June 2008 and received a Complete Response Letter in December 2008. King assumed full control of the development of REMOXY in March 2009, filed a resubmission to the REMOXY NDA in December 2010 and received a Complete Response Letter for such resubmission in June 2011. Pfizer obtained rights to REMOXY upon the close of its acquisition of King in February 2011.

  Pfizer is our exclusive, worldwide commercial partner for REMOXY and three other abuse-resistant prescription pain medications (except in Australia/New Zealand).

  Upon the commercial launch of REMOXY, we will receive from Pfizer a royalty of 20% of net sales in the United States, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%. Outside the United States, the royalty rate is 10%.

  In addition, we will receive from Pfizer a supplemental royalty fee payment of 6.0% to 11.5% of net sales, depending on the range of total dollar sales in each year. This supplemental payment is equal to the full amount of our financial obligations to Durect Corporation (Nasdaq:DRRX), our exclusive supplier of certain excipients in REMOXY.

  To date, we have received total cash payments of $185.0 million in program fees and milestone payments under the strategic alliance with Pfizer in connection with the development of REMOXY and three other abuse-resistant drug candidates.

  Under the terms of our strategic alliance with Pfizer, we are eligible to receive up to an additional $120.0 million in clinical/regulatory milestone payments, including a $15.0 million payment upon FDA approval of REMOXY.

  Our development expenses for REMOXY and three other abuse-resistant pain medications that are in various stages of development, including hydrocodone, hydromorphone and oxymorphone, are reimbursed by Pfizer.

  Pain Therapeutics retains commercial rights to REMOXY and three other abuse-resistant drug candidates in Australia/New Zealand. We have not yet announced a market entry strategy for these territories.

In December 2011, we were served notice of two civil lawsuits filed in the District Court of the Western District of Texas Austin Division.  Both relate to the attempt to obtain FDA approval for REMOXY.  One complaint is a shareholder derivative suit and alleges breach of fiduciary duty.  The other complaint alleges various violations of the Securities Exchange Act.  We believe these lawsuits are without merit and intend to vigorously contest them.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. The FDA has not approved any of our drug candidates for commercial sale. For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to our projected net cash usage for the first half of 2012, Pfizer's plans with respect to development of REMOXY, potential future milestone payments and royalties based on revenue from REMOXY, the potential development of other abuse resistant drug candidates, funding obligations of Pfizer, and the benefits of REMOXY. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in obtaining regulatory approval of REMOXY and in development, testing and pursuit of regulatory approval of our other drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates, difficulties or delays in commercialization efforts with respect to our products, if any are approved for marketing, or failure of such products to gain market acceptance, the uncertainty of patent protection for our intellectual property or trade secrets, unanticipated additional research and development and other costs, potential diversion of resources from the pursuit of development and commercialization of drug candidates subject to our strategic alliance with Pfizer as a result of the acquisition of King by Pfizer, and the potential for abuse resistant pain medications or other competing products or therapies to be developed by competitors and potential competitors or others. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue
Program fee revenue	$ 2,724	$ 2,724
Collaboration revenue	249	512
Total revenue	2,973	3,236
Operating expenses
Research and development	1,609	2,178
General and administrative	1,512	1,537
Total operating expenses	3,121	3,715
Operating loss	(148)	(479)
Interest income	178	272
Net income (loss)	$ 30	$ (207)

Net income (loss) per share, basic and diluted	$ 0.00	$ (0.00)
Weighted-average shares used in computing net income (loss) per share
Basic	44,732	43,124
Diluted	44,756	43,124

CONDENSED BALANCE SHEETS
(in thousands)
	March 31, 2012	December 31, 2011(1)
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities	$ 95,896	$ 98,131
Other current assets	475	358
Total current assets	96,371	98,489
Non-current assets
Property and equipment, net and other assets	439	474
Total assets	$ 96,810	$ 98,963
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses	$ 921	$ 1,378
Deferred program fee revenue - current portion	10,897	10,897
Other accrued liabilities	1,120	997
Total current liabilities	12,938	13,272
Non-current liabilities
Deferred program fee revenue - non-current portion	38,139	40,863
Other liabilities	435	435
Total liabilities	51,512	54,570
Stockholders' equity
Common Stock and additional paid-in-capital	177,377	176,470
Accumulated other comprehensive income	96	128
Accumulated deficit	(132,175)	(132,205)
Total stockholders' equity	45,298	44,393
Total liabilities and stockholders' equity	$ 96,810	$ 98,963

(1) Derived from the Company's annual financial statements as of December 31, 2011, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
CONTACT: Peter S. Roddy
         Vice President and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450